EIG Mutual Holding Company Announces Full Exercise of Over-Allotment Option

February 1, 2007 – Reno, NV, – EIG Mutual Holding Company (to be renamed Employers Holdings, Inc.) (NYSE: EIG) today announced that the underwriters of its initial public offering have notified it that they have elected to purchase, pursuant to their over-allotment option, an additional 4,012,500 shares of common stock at the initial public offering price of $17.00 per share. All of the additional shares of common stock are being sold by EIG Mutual Holding Company.

Morgan Stanley & Co. Incorporated is serving as the sole lead bookrunner of the offering, and Cochran Caronia Waller Securities LLC, Fox-Pitt, Kelton Incorporated and Keefe, Bruyette & Woods, Inc. are the co-managers of the offering.

The Company and its subsidiaries specialize in workers’ compensation insurance and services. The Company is headquartered in Reno, Nevada.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Copies of the final prospectus relating to this offering may be obtained Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, New York, 10014, Attention: Prospectus Department, or by e-mailing prospectus@morganstanley.com.

This press release contains certain forward-looking statements about the Company’s conversion from a mutual insurance holding company to a stock corporation and the concurrent initial public offering of common stock of the Company. Forward-looking statements include statements regarding the market for the stock and anticipated future results and can be identified by the fact that they do not relate strictly to historical or current acts. They often include words like ‘‘believe,’’ ‘‘expect,’’ ‘‘anticipate,’’ ‘‘estimate’’ and ‘‘intend’’ or future or conditional verbs such as ‘‘will,’’ ‘‘would,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may.’’ Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business of the Company and its subsidiaries.

CONTACT: Vicki Erickson, Investor Relations Director, verickson@eig.com Trish White, Corporate Communications Director, twhite@eig.com

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS is a service mark and trade name for a group of companies which provide workers’ compensation insurance and services. Insurance is offered through Employers Compensation Insurance Company, except in Nevada, where insurance is offered through Employers Insurance Company of Nevada. Employers Compensation Insurance Company does not do business in all jurisdictions.